Exhibit 99.1

38 Corporate Circle Albany, NY 12203	Contact:	Contact:
	Trans World Entertainment	MWW Group
	John J. Sullivan	Rich Tauberman
	EVP, Chief Financial Officer	(rtauberman@mww.com)
	(518) 452-1242	(201) 507-9500

www.twec.com		NEWS RELEASE

TRANS WORLD ENTERTAINMENT COMPLETES ASSET ACQUISITION OF MUSICLAND HOLDING CORP.

Company Increases Revolving Credit Facility with Bank of America to $130 Million

Albany, NY, March 29, 2006 — Trans World Entertainment Corporation (Nasdaq: TWMC), a leading retailer of entertainment products, announced today it has completed the acquisition of substantially all of the assets of Musicland Holding Corp. Musicland, an entertainment specialty retailer which operates retail stores and websites under the names Sam Goody (SamGoody.com), Suncoast Motion Picture Company (Suncoast.com), On Cue and MediaPlay.com, filed a voluntary petition to restructure under Chapter 11 of the United States Bankruptcy Code in January 2006. As previously announced the transaction represents total consideration of $104.2 million in cash and $18.1 million in assumed liabilities.

Trans World also announced that it has amended its revolving secured credit agreement with Bank of America, N.A., increasing the facility to $130 million. The Company entered into the original $100 million facility in January 2006.

Trans World Entertainment is a leading specialty retailer of music, video and video game products. The Company operates over 1,100 retail stores in the United States, the District of Columbia, the U.S. Virgin Islands, Puerto Rico and e-commerce sites, www.fye.com, www.coconuts.com, www.wherehouse.com, www.secondspin.com, www.samgoody.com and www.suncoast.com. In addition to its mall locations, operated under the f.y.e., Sam Goody and Suncoast brands, the Company also operates freestanding locations under the names Coconuts Music and Movies, Strawberries Music, Wherehouse, Sam Goody, On Cue, CD World, Spec’s, Second Spin and Planet Music.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.